Exhibit 99.2

Conference Call

First Quarter 2014 Earnings

To be recorded on Wednesday at 3:00 pm and live for replay on Thursday, May 8, 2014

Operator: Good afternoon, my name is Taneva and I will be your conference operator today. At this time I would like to welcome everyone to the EPL Oil & Gas 1st quarter 2014 earnings call. Ms. Thom, you may begin your conference.

T.J. Thom

Good day, everyone, and welcome to EPL’s First Quarter 2014 Earnings Conference Call.

My name is T.J. Thom, and I’m the Executive Vice President and Chief Financial Officer here at EPL. We are very glad you could join us to hear about the results we posted for this past quarter. The focus of today’s call will be on our operational and financial highlights for the quarter and current operations to date. Joining me today from EPL is Gary Hanna, our Chairman, President and Chief Executive Officer.

Before we begin with our prepared remarks, I’d like to bring your attention to certain disclaimers and other cautionary statements that we make in our call today as they pertain to forward-looking information and statements regarding EPL and the pending merger with Energy XXI. Those disclaimers and other cautionary statements are contained in our most recent press release issued this morning and are also applicable to this conference call.

I will now turn the call over to Gary for some comments.

Gary

Thank you T.J., and good day to everyone.

As always, thank you for your time and interest.

Hopefully you’ve had an opportunity to review this morning’s press release. The results for this past quarter were positive, with total production averaging above our guidance range and lease operating expenses were favorably below our guidance range.

As we anticipated, our drill program provided good production momentum as we exited the first quarter. To date this year, we have completed 14 major operations, including 8 successful sidetracks and drillwells and 6 successful workovers and well reactivations, with an overall 100% success rate. As we indicated in our press release today, our oil production has ramped up significantly as we projected, with our current oil production running at our target of 18,500 Bopd or, on a total basis inclusive of our gas production, 23,000 Boepd.

While we acknowledge the pending sale of our company to EXXI, which is potentially set to close on or about June 3rd of this year, we want to assure you that our focus and discipline with respect to EPL’s growth strategy remains steadfast within our two offices as well as our offshore operations. This is evidenced by our active drilling program, which is still underway, with six rigs currently working on additional high quality projects within our core field areas. Our entire staff is doing a great job of keeping their attention squarely on our operations and finances, providing good momentum as we head into the pending merger close.

With that, I will turn the call back over to TJ now for more details on our finances and operational results.

TJ,

TJ Thom

Thank you, Gary. Since Gary has updated you on our operations to date, I’ll focus on our financial performance for this past quarter.

For the first quarter, EBITDAX was $89.4 million and discretionary cash flow was $77.2 million, or $1.97 per diluted share. Cash flow from operating activities in the first quarter was $62.9 million, compared to cash flow from operating activities of $78.2 million for the same period a year ago.

For the first quarter, revenues were $159.5 million compared to $182.3 million for the same period a year ago, mainly attributable to a 9% decrease in oil prices and a 6% decrease in our oil production. In the beginning months of this year, we experienced significant weather related downtime, which negatively impacted the average oil production for the period. Despite this downtime, however, oil production and gas production for the quarter were on the high end and above our provided guidance, respectively.

For the first quarter, net income was $13.3 million, or $0.34 per diluted share, compared to net income of $29.0 million, or $0.73 per diluted share for the first quarter of 2013. The net income for the first quarter included $2.2 million of merger-related expenses. These expenses resulted from the negotiation and implementation of our merger agreement announced on March 12, pursuant to which EXXI will acquire EPL for total consideration of $2.3 billion, including the assumption of debt. Additional information about the proposed merger is available in the final proxy statement we filed with the SEC on April 21st. Additionally, the first quarter included gains of $4.7 million, primarily attributable to non-cash gains on derivative instruments. Excluding the impact of these items, our first quarter adjusted net income, a non-GAAP measure, would have been $11.8 million, or $0.30 per diluted share.

Turning now to production and expenses for the first quarter:

Oil production averaged 16,250 Barrels of oil per day, which was on the high end of our guidance. Natural gas production for the first quarter averaged 27.5 million cubic feet per day and was above our guidance as well. Price realizations for first quarter, all of which are stated before the impact of derivative instruments, averaged $103.18 per barrel for crude oil and $5.20 per Million Cubic Feet of natural gas that compares to $111.94 per barrel of crude oil and $3.64 per Mcf of natural gas for the same period a year ago.

LOE for the first quarter totaled $41.7 million, which was favorably below our guidance. G&A expenses totaled $10.3 million, including $2.2 million of merger-related expenses noted earlier. G&A excluding these merger-related expenses (a non-GAAP measure) would have totaled $8.1 million, which was favorably below our guidance. Expenses for the quarter included non-cash stock-based compensation of $2.4 million.

Turning to the balance sheet, following the close of our recent Eugene Island acquisition, our current net debt is at approximately $750 million dollars, consisting of $510 million dollars in aggregate principal amount of 8.25% Senior Notes and approximately $240 million dollars outstanding on our revolver, leaving $235 million in liquidity.

We hope that this call and the press release issued earlier this morning have been helpful. If you have any questions please feel free to contact us at our Houston headquarters or by email. That concludes today’s call. Thank you very much for your time today.

(Operator: That concludes today’s call). (You may now disconnect).

Forward-Looking Statements

This communication may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations and to abandonment of wells and production facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; the potential impact of the pending merger with EXXI on retaining senior management and other employees; the potential impact on our operations of the restrictions contained in the EXXI merger agreement; any delays in the closing of the EXXI merger; the failure to obtain EXXI shareholder approval or EPL stockholder approval for the EXXI merger or any other failure of the EXXI merger to be consummated; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/)

Important Additional Information

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of EPL for their consideration. In connection therewith, EXXI has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a joint proxy statement of EXXI and EPL that also constitutes a prospectus of EXXI. EPL has mailed the joint proxy statement/prospectus to its stockholders. EXXI and EPL also plan to file other relevant documents with the SEC regarding the transaction. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the joint proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about EPL, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by EPL will be available free of charge on EPL’s website at www.eplweb.com under the heading “SEC Filings” within the “Financial Information” section in the “Investor Relations” portion of EPL’s website or by contacting EPL’s Investor Relations Department at (713) 228-0711. Copies of the documents filed with the SEC by EXXI will be available free of charge on EXXI’s website at www.energyxxi.com under the heading “SEC Filings” within the “Investor Relations” portion of EXXI’s website or by contacting EXXI’s Investor Relations Department at (713) 351-3006.

EXXI and EPL and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of EPL is set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 28, 2014, as amended by Amendment No. 1 on Form 10-K/A, which was filed with the SEC on April 15, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Information about the directors and executive officers of EXXI is set forth in its proxy statement for its 2013 Annual General Meeting of Shareholders, which was filed with the SEC on October 7, 2013, its annual report on Form 10-K for the fiscal year ended June 30, 2013, which was filed with the SEC on August 21, 2013, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of EPL and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.